Exhibit 99.1

cbdMD, Inc. Appoints Scott Coffman as Co-CEO and Caryn Dunayer as President

CHARLOTTE, N.C.—July 1, 2019—(BUSINESS WIRE)--cbdMD, Inc. (NYSE American: YCBD) announced today that Scott Coffman, the co-founder of the brand cbdMD, has been appointed as Co-Chief Executive Officer effective immediately. Mr. Coffman will share CEO duties with Martin A. Sumichrast. Mr. Sumichrast will remain Chairman of the Board and Mr. Coffman will remain a Board member. In addition, Caryn Dunayer, the co-founder of the brand cbdMD, has been appointed as President of the company effective immediately. Mr. Sumichrast will continue to focus on shareholder and public company aspects while Mr. Coffman will oversee the operational aspects of the company.

“In December of 2018, Scott and Caryn joined our company when we purchased the cbdMD brand. Both Scott and Caryn are extremely versatile and talented brand builders. With the rebranding of our company now complete, I believe their experience and knowledge will be an asset in propelling cbdMD forward as we execute on our mission to become the most trusted CBD brand in America,” said Mr. Sumichrast.

About cbdMD

cbdMD, Inc. (NYSE American: YCBD) owns and operates the nationally recognized consumer cannabidiol (CBD) brand cbdMD whose current products include CBD tinctures, CBD gummies, CBD topical, CBD bath bombs, CBD oils, and CBD pet products.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to the expansion of the consumer market for CBD products and our ability to increase our market share, our limited operating history, our ability to expand our business and significantly increase our revenues and meet earnout projections, and our ability to report profitable operations in the future. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in cbdMD, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 as filed with the Securities and Exchange Commission (the "SEC") on December 12, 2018, our Quarterly Report on Form 10-Q for the period ended March 31, 2019 as filed with the SEC on May 15, 2019 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of cbdMD, Inc. and are difficult to predict. cbdMD, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Investors:
Dave Gentry, CEO
RedChip Companies
407-491-4498
dave@redchip.com